NOTICE OF ANNUAL MEETING AND PROXY STATEMENT





                            [PCD LOGO APPEARS HERE]









Dear Stockholder:

   You are invited to attend the 2000 annual meeting of stockholders of PCD Inc. The annual meeting will be held at PCD's headquarters, 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977, on Friday, April 28, 2000, at 10:00 a.m., local time.

   The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of one director. The nominee for a three-year term on our Board of Directors is Mr. Harold F. Faught.

   Please carefully read the descriptions included in the Proxy Statement and then complete, sign and return the accompanying proxy in the postage paid envelope provided for that purpose.

   Thank you for your prompt attention to these important matters.





                                        Very truly yours,

                                        /s/ John L. Dwight Jr.

                                        John L. Dwight, Jr.
                                        Chairman of the Board

                     [PCD LOGO APPEARS HERE]





                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On April 28, 2000


TO THE STOCKHOLDERS OF
PCD INC.:


   Notice is hereby given that the annual meeting of the stockholders of PCD Inc., a Massachusetts corporation, will be held at PCD's Headquarters, 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977, on Friday, April 28, 2000, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

     1. The election of one member of the Board of Directors for a three-year term.

     2. Such other matters as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on February 29, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.


                                           By order of the Board of Directors
                                           PCD Inc.


                                           /s/ John L. Dwight, Jr.

                                           John L. Dwight, Jr.
                                           Chairman of the Board








Peabody, Massachusetts
March 27, 2000

                                   PCD Inc.
                              2 Technology Drive
                                Centennial Park
                            Peabody, MA 01960-7977


                                ---------------
                                PROXY STATEMENT
                                --------------



     FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD APRIL 28, 2000

   THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF PCD INC. (the "Company"). Such proxies will be voted at the annual meeting of stockholders of the Company to be held on Friday, April 28, 2000, and any adjournments or postponements thereof (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders dated March 27, 2000. The address of the Company's principal executive office is 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is March 27, 2000. Stockholders of record at the close of business on February 29, 2000 (the record date) are entitled to notice of and to vote at said meeting and any adjournments or postponements thereof, each share being entitled to one vote.

   On February 29, 2000 the Company had 8,582,335 outstanding shares of Common Stock, $0.01 par value, ("Common Stock"), constituting the only class of voting securities of the Company. A majority of the shares entitled to vote and either present in person or represented by a properly signed and returned proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present for purposes of determining the existence of a quorum and have no effect on the outcome of the election of directors.

   Under the rules of the National Association of Securities Dealers ("NASD") that govern brokers using the Nasdaq National Market, brokers who hold shares in street name generally do not have the authority to vote on any items unless they have received instructions from beneficial owners. If the broker is also a member of a national securities exchange, however, NASD rules permit the broker to vote shares held in street name in accordance with the rules of the exchange. Under the rules of the New York Stock Exchange, for example, a broker who does not receive instructions is entitled to vote on the election of directors.

   When a broker returns a proxy card but indicates that the broker does not have discretionary voting power and is not entitled to vote with respect to a certain proposal, this results in what is known as a "broker non-vote" on such proposal. In the event of a broker non-vote with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum, but the shares covered by the broker non-vote will not be considered voted or entitled to vote as to that proposal. Brokers generally have discretionary voting power and are entitled to vote in the election of directors, and, accordingly, there are generally no broker non-votes on a director election proposal. A broker non-vote would have no effect on the outcome of the election of directors.

   With regard to the election of directors, under Massachusetts law and the Company's by-laws, each nominee for election as a director shall be elected if he or she receives the affirmative vote of a plurality of the votes cast by stockholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Votes may be cast in favor of or withheld from the nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders are not entitled to cumulative voting in the election of directors.

   Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before it is exercised. Under Massachusetts law, attendance at the Annual Meeting by a stockholder who has given a proxy does not have the effect of revoking such proxy unless the stockholder files at a time prior to the voting of the proxy a written notice of revocation with the corporate Clerk at the Company's principal executive offices set forth above or at the Annual Meeting. The timely filing of a duly executed proxy bearing a later date or the voting of the shares subject to the proxy by written ballot cast at the Annual Meeting constitutes such a notice of revocation. All shares represented by valid proxies received by the Board of Directors pursuant to this solicitation in time to be voted and not revoked will be voted. If the proxy indicates a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction made therein. Except as set forth above with respect to brokers, IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED AS TO EACH PROPOSAL IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


                           I. ELECTION OF DIRECTORS

NOMINEE AND CONTINUING DIRECTORS

   The Company's by-laws provide that the number of directors shall not be less than the minimum number of individuals permitted by law and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the by-laws, the Board of Directors has most recently fixed the number of directors at four. The Board is divided into three classes, with the terms of office of each class ending in successive years. One director of the Company is to be elected at the Annual Meeting, to hold office, subject to the by-laws, until the annual meeting of stockholders in 2003 or until his respective successor has been elected and qualified. Certain information with respect to the nominee for election as director proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should the nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as the Board of Directors of the Company may recommend.






                                                                                    Served as
     Nominee, Age, Principal Occupation or Position, Other Directorships         Director Since
     TO CONTINUE IN OFFICE UNTIL 2003
     Harold F. Faught, 75.......................................................     1983
     Consultant

     Continuing Directors, Age, Principal Occupation or Position, Other Directorships
     TO CONTINUE IN OFFICE UNTIL 2002
     John L. Dwight, Jr., 55 ...................................................     1980
     Chairman, Chief Executive Officer and President of the Company

     Theodore C. York, 57 ......................................................     1994
     President, Highland Group

     TO CONTINUE IN OFFICE UNTIL 2001
     John E. Stuart, 58                                                              1998
     Director of Marketing and Communications, Europay International


   Mr. Faught has served as a director of the Company since 1983. From 1973 to 1993, when he retired, Mr. Faught served as an officer, most recently Senior Vice President -- Technology, of Emerson Electric Co. Since retiring, he has served Emerson in a consulting capacity.

   Mr. Dwight has served as Chairman of the Board, Chief Executive Officer, President and a director of the Company since November 1980, when Mr. Dwight purchased a controlling interest in PCD. Mr. Dwight was previously Vice President -- International of Burndy Company, an electronic connector manufacturer. Mr. Dwight has over 25 years of management and operating experience in the connector industry.

   Mr. York has served as a director of the Company since 1994. Mr. York has been President of the Highland Group, a consulting firm, since February 1997.
 From 1995 through February 1997, Mr. York was President of Saber Equipment Corporation, a petrochemical equipment company. On February 14, 1997, Saber Equipment Corporation filed a Chapter 11 bankruptcy petition, which, at Saber's request, was converted into a Chapter 7 bankruptcy proceeding on February 24, 1997. A trustee was appointed by the bankruptcy court. The trustee retained Mr. York as a consultant and the sale of Saber's assets concluded in July 1997. From 1984 to 1994, Mr. York was President of Burndy Corporation. From 1992 to 1994, he was also Executive Vice President of Framatome Connectors International, a manufacturer of electrical and electronic connectors and tools. Mr. York is also a director of Robroy Industries, Inc.

   Mr. Stuart has served as a director of the Company since 1998. Mr. Stuart is the General Manager - Communications and has served on the Executive Committee of Europay International since 1997. From 1995 to 1997, Mr. Stuart was Senior Vice President - Business Development for Rural/Metro Corporation.
 Previously, Mr. Stuart was employed with American Express for 15 years in the Europe/Middle East/Africa (EMEA) Region where he served as General Manager of Northern Europe, President and General Manager of the United Kingdom and Ireland, and as Senior Vice President of Marketing for EMEA region.

   Mr. C. Wayne Griffith resigned as a director of the Company in March 2000.

   Although the Board of Directors contemplates that the nominee for election as director will be able to serve, if a vacancy in the original slate of nominees is occasioned by death or other unexpected occurrence, shares represented by proxies (except proxies marked to the contrary) shall be voted for the election of such other nominee as may be designated by the Board of Directors.

THE BOARD OF DIRECTORS AND COMMITTEES

   There were four meetings of the Board of Directors during 1999. All members of the Board of Directors attended at least 75% of all of the meetings of the Board and the committees on which they served. Directors who are employees of the Company do not receive any compensation for service as director. Each non-employee director is currently paid $750 for each Board meeting or committee meeting attended (except for those committee meetings held in advance of the Board meeting) plus an annual retainer fee in the amount of $5,000. For 1999, each non-employee director received a total of $8,750 for his services.

   The 1996 Eligible Directors Stock Plan of the Company (the "Directors Stock Plan") was approved by the Board of Directors on January 30, 1996 and thereafter by the Company's stockholders. Under the Directors Stock Plan, each newly-elected director who is not an officer or employee of the Company or any subsidiary of the Company (an "Outside Director") who has not previously been granted an option to purchase shares of Common Stock will be granted, on the thirtieth day after the Annual Meeting, an option to purchase 3,000 shares of Common stock at an exercise price equal to the fair market value on the date of grant. In addition, on the thirtieth day after re-election, each continuing Outside Director will be granted an option as of the date of each annual meeting of the stockholders to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. A total of 36,000 shares of Common Stock are available for awards
under the Directors Stock Plan.   Each such option vests six months after, and
expires 10 years from, the date of grant of such option. No options may be granted under the Directors Stock Plan after January 29, 2006. A total of 16,500 shares remain available for grant pursuant to the Directors Stock Plan.

   The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Audit Committee are Mr. Faught, Mr. Stuart and Mr. York. The Compensation Committee reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administers various compensation and benefit plans, including the 1992 Stock Option Plan, the 1996 Stock Plan and the 1998 Employee Stock Purchase Plan. The members of the Company's Compensation Committee are Mr. Faught and Mr. Stuart (who replaced Mr. Griffith in March 2000).

   None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Company's Compensation Committee are Mr. Faught and Mr. Stuart. Except for Mr. Dwight, the Company's Chairman of the Board, Chief Executive Officer and President, no officer or employee of the Company has participated in deliberations of the Board of Directors concerning executive officer compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

                     REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

   The following report is provided by the Compensation Committee (the "Committee") of the Board of Directors. The Committee supervises the Company's Executive Compensation Program and is directly responsible for compensation actions affecting the Chairman, President and Chief Executive Officer (the "Chief Executive Officer"), other executive officers and other senior executives of the Company. The Committee, which consists entirely of non-employee directors, met one time in 1999.

EXECUTIVE COMPENSATION PHILOSOPHY

The Company's Executive Compensation Program (the "Program") is designed and administered to relate executive compensation to four basic objectives:

     * COMPETITIVE POSITION: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee frequently utilizes information about compensation levels of other companies (including some, but not all, of the companies that comprise the performance graph peer group described below), including information provided by qualified independent surveys.

     * COMPANY PERFORMANCE: The Program is designed to reflect the overall performance of the Company, with appropriate consideration of conditions that exist in the industry. In determining compensation levels and compensation changes, the Committee considers the Company's overall performance in meeting both short-term and long-term objectives. The Committee considers achievement of operating objectives in areas such as sales, earnings, entered orders and cash management, as well as progress toward long-term strategic objectives.

     * STOCKHOLDER RETURN: The Program has been designed to establish a direct link between the interests of the Company's executives and its stockholders by allocating a portion of senior management compensation to stock option plans.

     * INDIVIDUAL PERFORMANCE: In addition to the above factors, the Committee considers the executive's individual performance and contributions to the Company's results in determining appropriate compensation levels.

THE EXECUTIVE COMPENSATION PROGRAM

   Three general components of executive compensation are used to achieve the principles set forth above: base salary, a management incentive plan and a long-term incentive plan. PCD's Chief Executive Officer, Mr. Dwight, is evaluated and his compensation administered in the same general fashion as the other executive officers.

     * BASE SALARY: The base salary of each executive is reviewed annually by the Committee. Salary changes reflect the overall performance of the Company, pay competitiveness and the individual's performance. The targeted percentage of cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chief Executive Officer and approximately 70% for the other executive officers. 1999 base salaries for the Chief Executive Officer and the other four most highly paid executive officers are shown in the summary compensation table. Mr. Dwight's annual base salary was not increased after January 1, 1999. In deciding to leave Mr. Dwight's base salary unchanged, the Committee took into account the Company's financial performance during 1999.

     * ANNUAL MANAGEMENT INCENTIVE PLAN: The Company's Chief Executive Officer and other executive officers are eligible for annual cash bonuses. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each year. Financial objectives are based on the Company's budget and results of operations. Mr. Dwight's bonus was determined by comparing PCD's financial results to the financial goals described above. Mr. Dwight was not awarded a cash bonus for 1999 but may receive a special bonus during the year if specific Company achievements are met.

     * LONG-TERM INCENTIVE PLAN: To ensure that management's interests are closely tied to stockholder return, a portion of senior executive total compensation is provided through stock-based, long-term incentive plans. To place emphasis on stockholder return, the Company has implemented two stock option plans, the 1992 Stock Option Plan and the 1996 Stock Plan. Both plans provide for the award of incentive stock options and non-qualified stock options. No further shares are available for grant pursuant to the 1992 Stock Option Plan. Awards to executive officers under these plans are included in the accompanying tables.

   The Company does not have an employment agreement with the Chief Executive Officer or any of its other executive officers providing for their employment for any specific term.

   No specific actions have been taken with respect to the $1 million compensation deduction limit under section 162(m) of the Internal Revenue Code because the Company's compensation levels have never exceeded the limits and are not expected to exceed the limit by a material amount over the next several years.

SUMMARY

   The Committee believes the Company's compensation program has been designed and managed by the Committee to directly link the compensation of the Company's executives to the performance of the Company, individual performance and stockholder return. The current levels of compensation for the Company's senior executives are generally below market levels for similar electronic connector companies. The Committee expects to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance-based and stock-based compensation linking management and stockholder interests.


                                                 The Compensation Committee

                                                 H.F. Faught
                                                 J.E. Stuart

                          SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the year ended December 31, 1999 (the "Named Executive Officers").

                                                                  Long-Term
                                                               Compensation(2)
                                                                  Number of
                                                                    Shares
                                                                  Underlying
                                        Annual Compensation (1)    Options         All-Other
Name and Principal Position      Year    Salary($) Bonus($)(3)    Granted(#)   Compensation($)(4)
John L. Dwight, Jr.............  1999     $229,919   $      -            -           $10,269
Chairman of the Board            1998      219,685     30,000            -             8,151
Chief Executive Officer          1997      204,068    100,000            -             8,189
and President

Michael S. Cantor (5)..........  1999      105,617     16,800            -            10,825
Assistant to the President       1998      128,041     52,100            -             9,410
                                 1997      122,000     39,500            -            10,125

Jeffrey A. Farnsworth..........  1999      120,125     16,900       10,000            10,736
Vice President - Sales and       1998      113,438          -            -             9,670
Marketing, Wells-CTI Division    1997      113,577     32,000            -            10,026

Richard J. Mullin (6)..........  1999      197,000          -       25,000            10,419
Vice President and President,    1998      190,625     10,000            -            12,545
Wells-CTI Division               1997            -          -       50,000                 -

Roddy J. Powers................  1999      117,990          -            -            13,093
Vice President,                  1998      115,932     13,000            -            13,104
Operations                       1997      111,833     39,500            -             7,694
____________________

     (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the years reported.

     (2) The Company did not grant any restricted stock awards or stock appreciation rights during the years reported. The Company does not have any "long term incentive plan" within the meaning set forth in Item 402(a)(7) of Regulation S-K.

     (3) The Company's officers are eligible for annual cash bonuses under the terms of the Company's Management Incentive Plan, adopted each year. Payments of bonuses are based upon achievement of specified individual and Company objectives determined by the Board of Directors at the beginning of each year.

     (4) Includes amounts awarded pursuant to the Company's 401(k) Salary Savings Plan, life insurance premium remainders and automobile allowances. For 1999, such amounts were, respectively, Mr. Dwight, $4,750, $1,493 and $4,026; Mr. Cantor, $4,750, $1,683 and
             $4,392; Mr. Farnsworth, $4,750, $708 and $5,278; Mr. Mullin,
             $2,500, $522, $7,397; and Mr. Powers, $4,750, $1,237 and $7,106.

     (5)     Resigned as Vice President and General Manager,
             Industrial/Avionics Division effective July 30, 1999 and subsequently has served the Company in the capacity of Assistant to the President.

     (6) Mr. Mullin joined the Company on December 26, 1997 following the acquisition of Wells Electronics, Inc.

                        OPTION GRANTS IN THE LAST YEAR

   Options granted to the Named Executive Officers during 1999 are as set forth in the following table:

                               Individual Grants                             Potential Realizable
                           ------------------------                            Value at Assumed
                           Number of     Percent of                              Annual Rates
                            shares     Total Options                            of Stock Price
                           Underlying    Granted to    Exercise                  Appreciation
                            Options       Employees      Price   Expiration   for Option Term (1)
                           Granted(#)      in 1999    ($/share)     Date       5%($)       10%($)
                          -----------  -------------  ---------  ----------   -------     -------

John L. Dwight, Jr........      -              -            -         -           -          -
Michael S. Cantor.........      -              -            -         -           -          -
Jeffrey A. Farnsworth.....   10,000           6.7%       $5.875   10/29/09    $36,948    $ 93,632
Richard J. Mullin.........   20,000           3.4%       $5.875   10/29/09     73,895     187,265
                              5,000          13.5%       $16.25    2/5/09      51,098     129,492
Roddy J. Powers...........      -              -            -         -           -          -
___________________

(1) These amounts represent hypothetical gains that could be achieved for the respective options if they are exercised at the end of their respective terms. The assumed 5% and 10% rates of stock price appreciation are provided by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not reflect any actual appreciation in the price of the Common Stock to date.


                   AGGREGATED OPTION EXERCISES IN LAST YEAR

                                     Shares Acquired        Value Realized
                Name                 on Exercise (#)            ($)(1)
      -----------------------        ---------------        --------------
      John L. Dwight, Jr.....                  -               $      -
      Michael S. Cantor......             10,000                 88,542
      Jeffrey A. Farnsworth..             41,000                318,312
      Richard J. Mullin                        -                      -
      Roddy J. Powers........                  -                      -
_______________
(1) The values in this column represent the last reported sale price of the Company's Common Stock on the Nasdaq National Market on the exercise date, less the respective option exercise price.

                      AGGREGATED YEAR-END OPTION VALUES

                                      Number of Securities              Value of Unexercised
                                Underlying Unexercised Options (#)     In-the-Money Options ($)(1)
                                       at Fiscal Year End                at  Fiscal Year End
                                ----------------------------------     --------------------------
     Name:                      Exercisable          Unexercisable     Exercisable  Unexercisable
     ----------------------     -----------          -------------     -----------  -------------
     John L. Dwight, Jr....        42,000                    -           $235,375      $     -
     Michael S. Cantor.....        35,000                    -            196,146            -
     Jeffrey A. Farnsworth.        98,500                7,500            525,938        6,563
     Richard J. Mullin             31,251               43,749              4,375       13,125
     Roddy J. Powers               76,600                    -            429,279            -
_______________

(1) Solely for purposes of this table, the values in these columns have been calculated on the basis of the price of $6.75 per share, the last reported sale price of the Common Stock on December 31, 1999, less the option exercise price. An "in-the-money" option is an option for which the exercise price is less than such fair market value.

                               PERFORMANCE GRAPH

   The graph set forth below provides comparisons of the quarterly change in the cumulative total shareholder return on PCD's Common Stock with the cumulative return of the Nasdaq Stock Market and a Peer Group Index (see note
(3) below) from March 26, 1996 (the effective date of PCD's initial public offering) through December 31, 1999.


                    [STOCK PERFORMANCE GRAPH APPEARS HERE]


                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)

                                                 CRSP
      Measurement Period                     Total Return       Peer
      Fiscal Quarter Covered)  PCD Inc.  Index for Nasdaq(2)  Group(3)
      -----------------------  -------   -------------------  --------
      As at 3/26/96.....         100            100              100
      QE - 3/96.........         108            101               99
      QE - 6/96.........         120            109               98
      QE - 9/96.........         109            113              113
      QE - 12/96........         118            118              111
      QE - 3/97.........         143            115              107
      QE - 6/97.........         150            132              128
      QE - 9/97.........         223            155              146
      QE - 12/97........         214            145              139
      QE - 3/98.........         186            169              132
      QE - 6/98.........         164            174              106
      QE - 9/98.........         114            150               96
      QE - 12/98........         118            204              114
      QE - 3/99.........          82            232              101
      QE - 6/99.........          73            255              128
      QE - 9/99.........          70            255              137
      QE - 12/99........          61            369              170
----------
(1) Assumes $100 invested on March 26, 1996 in PCD Common Stock, the Nasdaq Stock Market and the Peer Group Index, as defined below in note (3), and the reinvestment of all dividends.

(2) Cumulative returns are calculated using data from the Nasdaq Stock Market Total Return Index, maintained by the Center for Research in Security Prices (CRSP) at the University of Chicago.

(3) The Peer Group is comprised of all independent "electronic connector" companies which are traded on the New York Stock Exchange or listed by The Nasdaq Stock Market (five companies excluding PCD). The electronic connector companies are: Amphenol Company; Methode Electronics, Inc.; Molex Inc.; Robinson Nugent, Inc.; and Thomas & Betts Company. The Peer Group's total return has been recalculated back to March 26, 1996 so as to exclude AMP Incorporated, which is no longer listed on the New York Stock Exchange.

                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of February 29, 2000, certain information with respect to the security ownership of the Common Stock by officers and directors of the Company:

                                                Amount and Nature
                                                  of Beneficial
                                                  Ownership (1)       Percent
     Directors and Executive Officers           -----------------     -------
     --------------------------------
     John L. Dwight, Jr. (2)...............          916,600           10.6%
     Harold F. Faught (3)..................            4,500              *
     C. Wayne Griffith (4).................           85,300              *
     John E. Stuart (5)....................            9,500              *
     Theodore C. York (6)..................           40,500              *
     Michael S. Cantor (7).................           95,000            1.0
     John T. Doyle (8).....................            7,500              *
     Jeffrey A. Farnsworth (9).............          132,000            1.5
     Richard J. Mullin (10)................           31,351              *
     Roddy J. Powers (11)..................           91,000            1.1
     John J. Sheehan III (12)..............            5,000              *
     All directors and executive
      officers as a group (11 persons) (13)        1,418,251           15.9
__________________
Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment
     power with respect to the shares.   Stock subject to options currently
     exercisable or exercisable within 60 days following February 29, 2000 are deemed outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2)  John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company
     consists of 857,300 shares over   which he has both sole voting and
     dispositive powers and 17,300 shares (held by his son) over which he is deemed to have shared voting and dispositive powers. Mr. Dwight disclaims beneficial ownership with respect to such 17,300 shares. Also includes 42,000 shares issuable upon exercise of stock options.

(3)  Comprised of 4,500 shares issuable upon exercise of stock options.

(4)  Includes 40,500 shares issuable upon exercise of stock options.

(5)  Includes 4,500 shares issuable upon exercise of stock options.

(6)  Comprised of 40,500 shares issuable upon exercise of stock options.

(7)  Includes 25,000 shares issuable upon exercise of stock options.

(8)  Comprised of 7,500 shares issuable upon exercise of stock options.

(9)  Includes 96,000 shares issuable upon exercise of stock options.

(10) Includes 31,251 shares issuable upon exercise of stock options.

(11) Includes 66,000 shares issuable upon exercise of stock options.

(12) Comprised of 5,000 shares issuable upon exercise of stock options.

(13) Includes a total of 362,751 shares issuable upon the exercise of stock options.

                            PRINCIPAL STOCKHOLDERS

   As of December 31, 1999, the only persons known to management to own beneficially 5% or more of the outstanding Common Stock of the Company are named below. The information in this table is based solely on Schedules 13G filed with the Securities and Exchange Commission by these persons:

                                            Amount and Nature of
Name and Address of Beneficial Owner      Beneficial Ownership (1)     Percent
------------------------------------      ------------------------     -------
Emerson Electric Co.................            2,068,080 (2)           23.7%
8000 West Florissant Avenue
St. Louis, MO  63136

Wasatch Advisors, Inc...............            1,004,330 (3)           11.7%
150 Social Hall Avenue
Salt Lake City, UT 84111

John L. Dwight, Jr..................              916,600 (4)           10.7%
c/o PCD Inc.
2 Technology Drive
Centennial Park
Peabody, MA  01960-7977

Wellington Management Company, LLP..              845,500 (5)            9.9%
75 State Street
Boston, MA 02109

Thomson Horstmann & Bryant, Inc.....              687,800 (6)            8.0%
Park 80 West Plaza Two
Saddle Brook, NJ 07663

Fleet Boston Corporation............              470,470 (7)            5.5%
One Federal Street
Boston, MA 02110

________________________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Stock subject to options or warrants exercisable currently or within 60 days following December 31, 1999 are deemed outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2) Includes 1,174,800 shares owned by Emerson Electric Co. and 743,280 shares owned by its wholly-owned subsidiary InnoVen III Corporation and over which it has sole voting and dispositive power. Also includes 150,000 shares issuable upon exercise of a warrant issued to Emerson in December 1997.

(3) Wasatch Advisors, Inc.'s beneficial ownership of Common Stock of the Company consists of 1,004,330 shares over which it has sole voting and dispositive power.

(4) John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company consists of 857,300 shares over which he has sole voting and dispositive power and 17,300 shares over which he is deemed to have shared voting and dispositive power. Also includes 42,000 shares issuable upon exercise of stock options. Mr. Dwight disclaims beneficial ownership with respect to the 17,300 shares which are held by his son.

(5) Wellington Management LLP's beneficial ownership of Common Stock of the Company consists of 495,500 shares over which it has shared voting power and 845,500 shares over which it has shared dispositive power. Shares of Common Stock beneficially owned by Wellington Management are owned by a variety of investment advisory clients of Wellington Management. No such client is known to have an interest in more than 5% of the Common Stock.

(6) Thomson, Hortsmann and Bryant Inc.'s beneficial ownership of Common Stock of the Company consists of 437,000 shares over which it has sole voting power, 10,400 shares over which it has shared voting power and 687,800 shares over which it has sole dispositive power.

(7) Fleet Boston Corporation's beneficial ownership of Common Stock of the Company consists of 468,250 over which it has sole voting power, and 470,470 shares over which it has sole dispositive power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially ten percent or more of any class of equity security in the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) filings made by them.

   Based solely upon a review of the copies of such filings furnished to the Company and each executive officer's written representation that no Form 5 was required, the Company believes that during 1999, its executive officers, directors and ten percent or greater beneficial owners complied with all applicable Section 16(a) filing requirements.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

   Effective March 6, 2000, the Company adopted its Executive Separation Benefits Plan (the "Executive Plan"), which provides for severance benefits to certain members of the Company's senior management in the event of termination of the eligible employee's employment under certain circumstances. The Executive Plan provides for payment to certain of the Named Executive Officers and other executive officers of the Company, for 12 months, of annual base salary and acceleration of the vesting of 50% of any unvested stock options then held by such employees, upon termination by the Company for reasons other than disability or "good cause," or by the employee for "good reason," in each case as defined in the Executive Plan and only on or after a change in control of the Company. Mr. Dwight is entitled, if so terminated on or after a change in control of the Company, to receive a lump sum payment equal to 24 months' annual base salary, as well as acceleration of the vesting of 50% of any unvested stock options he then holds.

   In connection with the hiring of Richard J. Mullin as President of Wells-CTI, Inc. and Vice President of PCD Inc., the Company entered into a letter agreement (the "Letter Agreement") with Mr. Mullin, effective December 26, 1997 describing the terms of Mr. Mullin's employment. Mr. Mullin's employment is on an "at will" basis, for no specific period. The Letter Agreement provides for a base salary, a bonus under the Company's Management Incentive Plan, in each case subject to annual review by the Company's Compensation Committee, and an award of non-qualified options to purchase Common Stock. The Letter Agreement also provides that if Mr. Mullin's employment is terminated for reasons of performance or Company decision to eliminate the position for any reason, Mr. Mullin will receive a severance payment in an amount equal to one year's base pay, payable in semi-monthly installments. Mr. Mullin will not receive severance pay if he resigns or if his employment is terminated by the Company due to gross misconduct.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On December 26, 1997, the Company entered into a Subordinated Debenture and Warrant Purchase Agreement (the "Purchase Agreement") with Emerson Electric Co. ("Emerson"), the Company's largest stockholder. Pursuant to the Purchase Agreement, the Company issued to Emerson a Subordinated Debenture (the "Debenture") with a principal amount of $25 million at an annual rate of interest of 10% and a Common Stock Purchase Warrant (the "Emerson Warrant") for the purchase of up to 525,000 shares of PCD Common Stock at a purchase price of $1.00 per share. On April 22, 1998, the Company repaid 100% of the outstanding principal amount of the Debenture using a portion of the proceeds of a public offering of its Common Stock. Prepayment of the principal amount under the Debenture was subject to a penalty, paid at the time of prepayment, in an amount equal to 3.25% of the principal sum prepaid. Because the Debenture was paid in full before December 31, 1998, the Emerson Warrant is exercisable only to the extent of 150,000 shares of Common Stock. In connection with the Purchase Agreement, the Company granted registration rights to Emerson pursuant to a Registration Rights Agreement dated as of December 26, 1997.

   The Company has a policy that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                         III. INDEPENDENT ACCOUNTANTS

   The Company has reaffirmed the selection of PricewaterhouseCoopers LLP as the independent accountants of the Company for 2000. PricewaterhouseCoopers LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries.

   A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting with the opportunity to make a statement if he desires to do so and to answer questions that may be asked of him or her by the stockholders.


                       IV. OTHER GOVERNANCE INFORMATION

   Any stockholder, whether of record or a beneficial owner, desiring to submit a proposal for consideration to appear in the Company's Proxy Statement for the annual meeting of stockholders of the Company to be held in 2001 shall submit such proposal, typewritten or printed, addressed to the Clerk of the Company on or before November 28, 2000. Such proposal must identify the name and address of the stockholder, the number of the Company's shares held of record or beneficially, the dates upon which the stockholder acquired such shares and documentary support for a claim of beneficial ownership. Proposals should be sent by certified mail - return receipt requested to the attention of the Clerk of the Company, PCD Inc., 2 Technology Drive, Centennial Park, Peabody, MA 01960-7977.

   In addition to the foregoing procedure for inclusion of a stockholder proposal in the Company's Proxy Statement, the Company will consider other items of business and nominations for election as director of the Company that are properly brought before an annual meeting by a stockholder. To be properly brought before an annual meeting, items of business must be appropriate subjects for stockholder consideration, timely notice thereof must be given in writing to the Clerk of the Company, and other applicable requirements must be met. In general, such notice is timely if it is received at the principal executive offices of the Company at least 60 days in advance of the anniversary date of the previous year's annual meeting (for the 2001 annual meeting, the deadline for receipt of such notice is February 27, 2001, provided that if the annual meeting is to be held on a date prior to the date the annual meeting was held in the previous year and if less than 70 days notice is given of the date of the meeting, a stockholder will have ten days from the notice of the date of the meeting to give notice of the proposals for
stockholder consideration.   The by-laws of the Company specify the
information to be included in the stockholder's notice.

   Stockholders may nominate persons for election to the Board by complying with the notice provisions set forth in the by-laws. In general, such notice is timely if it is received by the Clerk of the Company at least 60 days in advance of the anniversary date of the previous year's annual meeting (for the 2001 annual meeting, the deadline for receipt of such notice is February 27,
2001), provided that if the annual meeting is to be held on a date prior to the date the annual meeting was held in the prior year and if less than 70 days notice is given of the date of this meeting, a stockholder will have ten days from the notice of the date of the meeting to give notice of the planned nomination. The by-laws of the Company specify the information to be included in the stockholder's notice of nomination.

   Interested stockholders can obtain full copies of the by-laws by making a written request therefor to the Clerk of the Company.

EXPENSES OF SOLICITATION

   All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally or by telephone by employees of the Company, but the Company will not pay any additional compensation for such solicitations. The Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their reasonable expenses for sending material to principals and obtaining their proxies.

ANNUAL REPORT ON FORM 10-K

   A copy of the Company's annual report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, excluding exhibits thereto, is enclosed with the materials containing this proxy statement. Exhibits may be obtained without charge by contacting John
J. Sheehan, III, PCD Inc., 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977.

                                                 The Board of Directors of
                                                 PCD Inc.


                                                 John L. Dwight, Jr.
                                                 Chairman


Dated: March 27, 2000

APPENDIX A
FRONT OF PROXY CARD

                                   PCD Inc.
                              2 Technology Drive
                               Centennial Park
                      Peabody, Massachusetts 01960-7977

                Annual Meeting of Stockholders - April 28, 2000
              Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints John L. Dwight, Jr., John J. Sheehan III and Thomas C. Chase as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned all shares of stock of PCD Inc. (the "Company") which the undersigned may be entitled to vote at the 2000 Annual Meeting of Stockholders of PCD Inc. to be held at the offices of the Company, 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977, on Friday, April 28, 2000 at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgement on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act upon the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

__________________________________      _________________________
__________________________________      _________________________
__________________________________      _________________________

BACK SIDE OF PROXY CARD

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

                      FOR      Withhold
1. Election of
   Director for       [ ]         [ ]    Nominee:  Harold F. Faught
   A 3 year term.

2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

Mark box at right if an address
change or comment has been noted                      [ ]
on the reverse of this card

RECORD DATE SHARES:
                                                      --------
Please be sure to sign and date this Proxy.           | Date |
--------------------------------------------------------------
|                                                            |
|                                                            |
------- Stockholder sign here --- Co-owner sign here ---------

DETACH CARD                                           DETACH CARD

                         PCD Inc.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 28, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

PCD Inc.

-9-